Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement No. 333-38372 on Form S-8 of the F.N.B. Corporation of our report dated June 22, 2011, appearing in this Annual Report on Form 11-K of the F.N.B. Corporation Progress Savings 401(k) Plan included for the year ended December 31, 2010.
/s/ Crowe Horwath LLP
South Bend, Indiana
June 22, 2011

Audited Financial Statements and
Supplemental Schedules
F.N.B. Corporation Progress Savings 401(k) Plan
Years Ended December 31, 2010 and 2009
With Report of Independent Registered Public Accounting Firm

F.N.B. Corporation
Progress Savings 401(k) Plan
Audited Financial Statements
and Supplemental Schedules
Years Ended December 31, 2010 and 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Plan Administrator
F.N.B. Corporation Progress Savings 401(k) Plan
Hermitage, Pennsylvania
We have audited the accompanying statements of net assets available for benefits of the F.N.B. Corporation Progress Savings 401(k) Plan (the Plan) as of December 31, 2010 and 2009, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010 and 2009, and the changes in net assets available for benefits for the years then ended in conformity with U.S. generally accepted accounting principles.
Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule H, Line 4i — Schedule of Assets (Held at End of Year) and the supplemental Schedule H, Line 4j — Schedule of Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic 2010 financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic 2010 financial statements taken as a whole.
/s/ Crowe Horwath LLP
South Bend, Indiana
June 22, 2011

F.N.B. Corporation
Progress Savings 401(k) Plan
Statements of Net Assets Available for Benefits

	December 31
	2010	2009

Assets
Investments, at fair value:
Guaranteed Income Fund	$15,655,002	$13,480,438
Mutual funds	11,562,548	4,117,946
Interest in pooled separate accounts	35,338,968	33,225,264
F.N.B. Corporation common stock	21,754,570	12,004,157

Total investments	84,311,088	62,827,805

Receivables:
Employer contributions	3,649,016	2,415,393
Notes receivable from participants	2,284,445	1,598,538

Total receivables	5,933,461	4,013,931

Total assets and net assets available for benefits	$90,244,549	$66,841,736

See accompanying notes.

F.N.B. Corporation
Progress Savings 401(k) Plan
Statements of Changes in Net Assets Available for Benefits

	Years Ended December 31
	2010	2009

Investment income:
Dividend and interest income	$1,674,597	$1,285,832
Net appreciation in fair value of investments	11,752,500	813,028

Total investment income	13,427,097	2,098,860

Contributions:
Participant	6,725,287	6,373,270
Participant rollover	1,374,257	1,451,814
Employer	5,931,561	4,652,373

Total contributions	14,031,105	12,477,457

Other deductions:
Distributions to participants or beneficiaries	4,038,918	3,472,146
Administrative expenses	16,471	10,770

Total other deductions	4,055,389	3,482,916

Net increase	23,402,813	11,093,401

Net assets available for benefits:
Beginning of year	66,841,736	55,748,335

End of year	$90,244,549	$66,841,736

See accompanying notes.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements
December 31, 2010 and 2009
1. Description of Plan
The following description of the F.N.B. Corporation Progress Savings 401(k) Plan (the Plan) provides only general information. Participants should refer to the summary plan description for a more complete description of the Plan’s provisions.
General
The Plan is a defined contribution 401(k) Plan, covering all non-temporary employees of F.N.B. Corporation (the Corporation), including the following subsidiaries: First National Bank of Pennsylvania; Regency Finance Company; First National Trust Company; First National Investment Services Company, LLC; F.N.B. Investment Advisors, Inc.; F.N.B. Capital Corporation, LLC, First National Insurance Agency, LLC and Bank Capital Services. Non-temporary employees who are age 21 or older are eligible to participate in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).
As a result of the Corporation acquiring Iron and Glass Bancorp, Inc. (IRGB) and Omega Financial Corporation (Omega) effective August 18, 2008 and April 1, 2008, respectively, employees who were active participants in the defined contribution plans of IRGB and Omega were permitted to immediately participate in the Plan. As of December 31, 2009, the Internal Revenue Service plan termination determination letters and distribution information for IRGB and Omega have been received and all of the assets have been distributed from those defined contribution plans.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
1. Description of Plan (continued)
Contributions
Participating employees may make voluntary pretax contributions to their accounts of up to 50% of their compensation. The Plan also allows participants who have attained age 50 by the end of the plan year to elect to make catch-up contributions in accordance with Code Section 414(v). The Corporation made a matching contribution of 50% of the first 6% of a participant’s salary deferral contribution through December 31, 2010. Effective January 1, 2011, the Corporation will match 100% of the first 4% that the employee defers. Employees are eligible to participate upon their first day of employment or having attained age 21, whichever is later. Effective January 1, 2011, you no longer have to be age 21 to participate. The Corporation also makes an automatic contribution of 2% of a participant’s salary (4% for full-time employees hired on or after January 1, 2008, excluding those hired at First National Insurance Agency) and may make another contribution of up to 2% of a participant’s salary based on the Corporation’s performance. For the first time since this feature was added to the Plan, the annual goal necessary for the performance-based contribution has been met for 2010. Effective January 1, 2008, the automatic contribution changed from 2% to 4% for new employees hired into full-time positions on or after January 1, 2008, except employees of First National Insurance Agency who shall receive an automatic contribution of 2%. Effective January 1, 2011, all employees will receive an automatic contribution of 3% at the end of the year. The amount of matching contributions is a discretionary percentage and may be changed at any time. Participants’ savings contributions and employer matching contributions are designated under a qualified deferral arrangement as allowed by Sections 401(k) and 401(m) of the Internal Revenue Code.
The employer’s contributions are used to purchase the Corporation’s common stock. Participants may direct the trustee to invest any or all of the vested portion of the Corporation’s portion into any permitted investment.
Dividends on F.N.B. Corporation Common Stock
Dividends on F.N.B. Corporation common stock are automatically reinvested in the Plan for all participants. However, participants may make a special request to receive a cash distribution of dividend payments on F.N.B. Corporation common stock. Cash dividends paid on F.N.B. Corporation common stock declared after March 1, 2003, are 100% vested regardless of years of service performed.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
1. Description of Plan (continued)
Participant Accounts
Each participant’s account is credited with their voluntary contribution and the employer’s matching and automatic contributions and an allocation of the Plan’s net earnings as defined by the Plan. The voluntary contribution and employer match is paid semi-monthly at the end of each payroll period. The additional contribution and the discretionary contribution, if any, are paid within 90 days after the end of the plan year.
Vesting
Participants are immediately vested in their voluntary contributions plus actual earnings thereon. Participants are 100% vested in the employer’s contributions and actual earnings thereon after three years of service. Effective January 1, 2011, the participants will always be 100% vested in their match contributions; however, the automatic and performance-based vesting will remain at 100% vesting after 3 years. (see vesting schedule below):

Vesting Schedule
Years of Service	Percentage

1	0%
2	0%
3	100%
Prior to January 1, 2007, employer contributions and earnings thereon fully vested after five years of service (see vesting schedule below). However, the vesting of employer contributions for participants in the Plan prior to January 1, 2007 shall vest based on the more favorable of the two vesting schedules.

Vesting Schedule
Years of Service	Percentage

1	20%
2	40%
3	60%
4	80%
5	100%
Participants become 100% vested in the event of death or permanent disability.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
1. Description of Plan (continued)
Forfeitures
Upon termination of a participant, the employer’s matching contribution to which the participant is not vested is segregated into a separate account until the participant incurs a five-year break in service upon which time such nonvested amount will be forfeited. Forfeited amounts are used to reduce the Plan’s administrative expenses and to reduce future employer contributions. For the years ended December 31, 2010 and 2009, forfeitures totaled $168,327 and $132,162, respectively. Forfeitures of $163,000 and $117,000 were used to reduce employer contributions for 2010 and 2009, respectively.
Payment of Benefits
Upon termination of service, a participant with a vested account balance of less than $1,000 will receive a lump-sum amount equal to the vested value of his or her account. A participant who terminates service with a vested account balance of greater than $1,000 has two options: he or she may leave his or her account under the Plan or he or she may request a lump-sum distribution of the vested account balance. The Plan also permits distributions in the event of the participant’s permanent disability, death, early retirement (age 55), or attainment of normal retirement age as defined in the Plan.
Notes Receivable from Participants
Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest.
Participants may borrow from their fund accounts up to a maximum equal to the lesser of $50,000 or 50% of their vested account balance. Loan terms range from one to five years. The loans are secured by the balance in the participant’s account and bear interest at a rate commensurate with local prevailing rates as determined by the Plan Administrator. Principal and interest are paid ratably through payroll deductions.
Plan Termination
Although it has not expressed any intent to do so, the Corporation has the right under the Plan to discontinue its contribution at any time and to terminate the Plan subject to the provisions of ERISA. In the event of plan termination, the participants will become 100% vested in their accounts.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
2. Summary of Significant Accounting Policies
Basis of Presentation
The financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.
Investment Valuation and Income Recognition
Investments held by a defined contribution plan are required to be carried at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The effect of a change in valuation technique or its application on a fair value estimate is accounted for prospectively as a change in accounting estimate. When evaluating indications of fair value resulting from the use of multiple valuation techniques, the Plan is to select the point within the resulting range of reasonable estimates of fair value that is most representative of fair value under current market conditions. See Note 5 for a discussion of fair value measurements.
While plan investments are presented at fair value in the statement of net assets available for benefits, any material difference between the fair value of the Plan’s direct and indirect interests in fully benefit-responsive investment contracts and their contract value is presented as an adjustment line in the statement of net assets available for benefits, because contract value is the relevant measurement attribute for that portion of the Plan’s net assets available for benefits. Contract value represents contributions made to a contract, plus earnings, less participant withdrawals and administrative expenses. Participants in fully benefit-responsive contracts may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The Plan holds a direct interest in a fully benefit-responsive contract (Guaranteed Income Fund). No adjustment amounts from fair value to contract value are presented in the statement of net assets available for benefits, as it has been determined that there are no differences.
Dividend income is recorded on the ex-dividend date. Interest income from other investments is recorded as earned on an accrual basis.
Purchases and sales of securities are recorded on a trade-date basis.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
2. Summary of Significant Accounting Policies (continued)
Administrative Expenses
All administrative expenses of the Plan not absorbed by forfeitures, except for investment fees, are paid by the Corporation. Such expenses have historically been comprised of fees of audit, custody and recordkeeping services and have been immaterial in relation to the Corporation and the Plan.
Contributions
Participant contributions are recorded in the month withheld from participants’ wages. Employer matching contributions are paid and recorded in the same month as participant contributions. Other annual employer contributions shall be made on or before September 15 of the year following the plan year end.
Distributions to Participants
Distributions to participants are recorded when paid by the trustee.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.
Risks and Uncertainties
The Plan invests in certain investments. Investments are exposed to various risks such as interest rate, market, liquidity and credit risks. Due to the level of risk associated with certain investment and the sensitivity of certain fair value estimates to changes in valuation assumptions, it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.
Subsequent Events
Plan management has evaluated subsequent events for recognition and disclosure through June 22, 2011, which is the date the financial statements were available to be issued.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
2. Summary of Significant Accounting Policies (continued)
Adoption of New Accounting Standards
Notes Receivable From Participants
In September 2010, the Financial Accounting Standards Board issued Accounting Standards Update No. 2010-25, Reporting Loans to Participants by Defined Contribution Pension Plans, to clarify how loans to participants should be classified and measured by defined contribution benefit plans. This standard requires that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest. These requirements should be applied retrospectively to all periods presented, effective for fiscal years ending after December 15, 2010. Adoption of this standard had no impact on the Plan’s net assets available for benefits or changes therein.
Accounting Standards Codification (“the Codification” or “ASC”)
In June 2009, the Financial Accounting Standards Board (FASB) issued an accounting standard which established the Codification as the source of authoritative accounting principles recognized by the FASB to be applied to nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC are also sources of authoritative GAAP for SEC registrants. Adoption of this accounting standard in 2009 had no impact on the Plan’s net assets available for benefits as the Codification does not alter existing GAAP.
Fair Value Measurements and Disclosures
In April 2009, the FASB issued guidance that emphasizes that the objective of a fair value measurement does not change even when market activity for the asset or liability have decreased significantly. Fair value is the price that would be received for an asset sold or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. When observable transactions or quoted prices are not considered orderly, then little, if any, weight should be assigned to the indication of the asset or liability’s fair value. Adjustments to those transactions or prices should be applied to determine the appropriate fair value. The standard also requires increased disclosures. The guidance was applied prospectively in 2009, and the impact of adoption of this standard was not material to the Plan’s net assets available for benefits.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
3. Investments
The following presents investments that represent 5% or more of the Plan’s net assets available for benefits at fair value.

		December 31
Issuer	Description of Investment	2010	2009

F.N.B. Corporation	F.N.B. Corporation common stock*	$21,754,570	$12,004,157
	Investment contract
Prudential Retirement Insurance and Annuity Co.	Guaranteed Income Fund	15,655,002	13,480,438
	Pooled separate accounts
Prudential Retirement	Core Plus Bond/PIMCO	7,338,285	6,313,917
Insurance and Annuity Co.	Dryden S&P 500 Index Fund	5,985,671	5,059,922
	Internl Blend/Mund Cap Fund	—	4,536,869
	Mid Capital Value/Integrity	4,982,545	3,898,444
	Wells Fargo Adv Small Capital	—	3,418,572
	Mutual fund investments
American Funds	EuroPacific Growth Fund	5,671,381	—
American Funds	Growth Fund of America	4,621,883	3,496,927

*	Includes nonparticipant-directed investments
During 2010 and 2009, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows:

	2010	2009

Pooled separate accounts	$4,322,981	$6,696,713
Mutual funds	1,332,273	875,096
Common stock	6,097,246	(6,758,781)

	$11,752,500	$813,028

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
4. Nonparticipant-Directed Investment
Information about the net assets and the significant components of the changes in net assets relating to the nonparticipant-directed F.N.B. Corporation common stock is as follows:

	December 31
	2010	2009

Investments, at fair value:
F.N.B. Corporation common stock	$17,508,946	$8,998,129

	Year Ended
	December 31
	2010	2009

Beginning balance	$8,998,129	$9,624,495
Changes in net assets:
Employer contributions	4,823,841	4,391,226
Net appreciation (depreciation) in fair value of investments	4,688,071	(4,903,591)
Dividends	806,648	545,773
Distributions to participants or beneficiaries	(872,185)	(361,696)
Transfers to participant-directed investments	(935,240)	(297,837)
Administrative expenses	(318)	(241)

Ending balance	$17,508,946	$8,998,129

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
5. Fair Value Measurements
Fair value measurements are determined by prioritizing the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). The three levels of the fair value hierarchy are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Plan has the ability to access.

Level 2	Inputs to the valuation methodology include:

• quoted prices for similar assets or liabilities in active markets;

• quoted prices for identical or similar assets or liabilities in inactive markets;

• inputs other than quoted prices that are observable for the asset or liability;

• inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement. The unobservable inputs reflect the Plan’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
5. Fair Value Measurements (continued)
Following is a description of the valuation methodologies used for investments measured at fair value. There have been no changes in the valuation methodologies used during 2010 and 2009.
F.N.B. Corporation common stock: The common stock of the Corporation is traded on a national exchange and is valued using last trading price on the last business day of the plan year.
Mutual funds: Shares of mutual funds are valued at the net asset value of shares held by the Plan at year end, based upon published market quotations on national exchanges.
Pooled separate accounts: The fair values of the Plan’s interests in pooled separate accounts are based upon the net asset values of the funds as reported by the Plan custodian and as supported by the unit prices of actual purchase and sale transactions occurring as of or close to the financial statement date. Each of the pooled separate accounts invests in a single, open-ended mutual fund which is generally identified in the name of the pooled separate account. Each pooled separate account provides for daily redemptions by the Plan with no advance notice requirements, and has redemption prices that are determined by the fund’s net asset value per unit.
Guaranteed income fund: The fair value of the investment contract has been determined to approximate contract value, based upon the lack of contractual maturities, the frequency of the re-setting of contractual interest rates to market rates, the credit quality of the issuer, and the liquidity of the contract (See Note 6). In addition, management has determined that no adjustment from contract values is required for credit quality considerations.
The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain instruments could result in a different fair value measurement at the reporting date.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
5. Fair Value Measurements (continued)
The following tables set forth by level within the fair value hierarchy the Plan’s investments at fair value as of December 31, 2010:

	Assets at Fair Value as of December 31, 2010
	Level 1	Level 2	Level 3	Total

Pooled separate accounts
Bond mutual fund	$—	$7,338,285	$—	$7,338,285
Mid-cap equity funds	—	7,231,953	—	7,231,953
Small-cap equity funds	—	6,863,277	—	6,863,277
S&P index fund	—	5,985,671	—	5,985,671
Retirement goal income funds (2010 - 2050)	—	4,518,413	—	4,518,413
Large-cap equity funds	—	3,401,369	—	3,401,369
F.N.B. Corporation common stock	21,754,570	—	—	21,754,570
Mutual fund investments
U.S. equity growth funds	10,293,264	—	—	10,293,264
U.S. small- and mid-cap equity Index funds	843,234	—	—	843,234
Other mutual (real estate) funds	426,050	—	—	426,050
Guaranteed Income Fund	—	—	15,655,002	15,655,002

Total investments at fair value	$33,317,118	$35,338,968	$15,655,002	$84,311,088

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
5. Fair Value Measurements (continued)
The following tables set forth by level within the fair value hierarchy the Plan’s investments at fair value as of December 31, 2009:

	Assets at Fair Value as of December 31, 2009
	Level 1	Level 2	Level 3	Total

Pooled separate accounts
Bond mutual fund	$—	$6,313,917	$—	$6,313,917
Mid-cap equity funds	—	5,653,296	—	5,653,296
Small-cap equity funds	—	5,460,585	—	5,460,585
S&P index fund	—	5,059,922	—	5,059,922
International capital fund	—	4,536,869	—	4,536,869
Retirement goal income funds (2010 - 2050)	—	3,660,748	—	3,660,748
Large-cap equity funds	—	2,539,927	—	2,539,927
F.N.B. Corporation common stock	12,004,157	—	—	12,004,157
Mutual fund investments
U.S. equity growth funds	3,496,927	—	—	3,496,927
U.S. small- and mid-cap equity Index funds	399,961	—	—	399,961
Other mutual (real estate) funds	221,058	—	—	221,058
Guaranteed Income Fund	—	—	13,480,438	13,480,438

Total investments at fair value	$16,122,103	$33,225,264	$13,480,438	$62,827,805

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
5. Fair Value Measurements (continued)
The following table sets forth a summary of changes in the fair value of the Plan’s level 3 assets for the years ended December 31, 2010 and 2009:

Level 3 Assets
Guaranteed
Income Fund

Balance at January 1, 2009	$12,687,067
Interest income on investment contract held at end of year	453,674
Purchases	2,857,914
Redemptions	(2,518,217)

Balance at December 31, 2009	13,480,438
Interest income on investment contract held at end of year	446,681
Purchases	3,878,698
Redemptions	(2,150,815)

Balance at December 31, 2010	$15,655,002

6. Group Investment Contract
The Plan holds a direct interest in a fully benefit-responsive investment contract (Guaranteed Income Fund) with Prudential Retirement Insurance & Annuity Company (“Prudential” or “Issuer”). Prudential maintains the contributions in its general account. Prudential’s general account is credited with earnings and is charged for participant withdrawals and administrative expenses. Participants may direct the withdrawal or transfer of all or a portion of their investments at contract value. There are no reserves against contract value for credit risk of the Issuer or otherwise.
The Plan’s investment contract specifies that generally there are not any events that could limit the ability of the Plan to transact at contract value paid within 90 days or in rare circumstances, contract value paid over time. There are not any events that allow the Issuer to terminate the contract and which require the Plan sponsor to settle at an amount different than contract value paid within 90 days.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
6. Group Investment Contract (continued)
The crediting interest rate of the contract is based on many factors, including current economic and market conditions, the general interest rate environment and both the expected and actual experience of a reference portfolio within the issuer’s general account. These rates are established without the use of a specific formula but cannot be less than 1.50%. The interest crediting rate is reset semiannually. Contract value represents deposits made to the contract, plus earnings at guaranteed crediting rates, less withdrawals and fees. The resulting gain or loss in the fair value of the investment contract relative to its contract value, if any, is reflected in the Statement of Net Assets Available for Benefits as adjustment from fair value to contract value for fully benefit-responsive investment contracts. No adjustment amounts are being reported as management has determined that there are no differences between contract value and fair value of the contract as of December 31, 2010 and 2009.

	2010	2009
Average yields:
Based on interest rate credited to participants (1)	3.15%	3.15%
Based on actual earnings — actual average yield (2)	3.15%	3.15%

(1)	Calculated by dividing the earnings credited to the participants on the last day of the plan year by the end of the plan year Fair Value.

(2)	Calculated by dividing the earnings credited to the Plan on the last day of plan year by the end of plan year Fair Value.
7. Income Tax Status
The Plan received a determination letter from the Internal Revenue Service dated September 12, 2002, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and, therefore, the related trust is exempt from taxation. Subsequent to this determination by the Internal Revenue Service, the Plan was amended. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator has submitted a request for a new determination letter, but has not yet received an acceptance approval from the IRS. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended is qualified and the related trust is tax-exempt.

F.N.B. Corporation
Progress Savings 401(k) Plan
Notes to Financial Statements (continued)
December 31, 2010 and 2009
8. Parties-in-Interest Transactions
Parties-in-interest are defined under Department of Labor regulations as any fiduciary of the Plan, any party rendering service to the Plan, the Employer and certain others. The First National Trust Company is the trustee for the F.N.B. Corporation common stock. All administrative expenses of the Plan not absorbed by forfeitures are paid by the Corporation. Such expenses have historically been comprised of fees for audit, custody, and recordkeeping services. Administrative expenses paid by the Corporation on behalf of the Plan totaled $23,800 and $23,500 for plan years 2010 and 2009, respectively.
Certain plan investments are interests in a fully benefit-responsive contract (Guaranteed Income Fund) and units of participation in pooled separate accounts managed by Prudential. Prudential is the custodian as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.
One of the investment options in the Plan is F.N.B. Corporation common stock. At December 31, 2010 and 2009, the Plan held an aggregate of 2,215,333 and 1,767,917 shares of F.N.B. Corporation common stock valued at $21,754,570 and $12,004,157, respectively. Dividends received on F.N.B. Corporation common stock were $1,002,764 and $706,103 for plan years 2010 and 2009, respectively. Notes receivable from participants are also considered party-in-interest transactions.

Supplemental Schedules

F.N.B. Corporation
Progress Savings 401(k) Plan
EIN #25-1255406   Plan #002
Schedule H, Line 4i — Schedule of Assets
(Held at End of Year)
December 31, 2010

	(b)	(c)
	Identity of Issue, Borrower,	Description of Investment Including Maturity Date,	(d)		(e)
(a)	Lessor, or Similar Party	Rate of Interest, Collateral, Par, or Maturity Value	Cost		Current Value

*	Prudential Retirement Insurance and Annuity Co.	Investment Contract (Guaranteed Income Fund)	*	*	15,655,002

*	Prudential Retirement Insurance and Annuity Co.	Large Capital Value/LSV Asset Management	*	*	3,401,369
		Core Plus Bond/PIMCO	*	*	7,338,285
		Mid Capital Growth/Timesquare Fund	*	*	2,249,408
		Mid Capital Value/Integrity	*	*	4,982,545
		Invesco Small Capital Growth	*	*	2,544,299
		Wells Fargo Adv Small Capital	*	*	4,318,978
		Dryden S&P 500 Index Fund	*	*	5,985,671
		Retirement Goal Income Fund	*	*	202,477
		Retirement Goal 2010 Fund	*	*	980,859
		Retirement Goal 2020 Fund	*	*	1,488,567
		Retirement Goal 2030 Fund	*	*	1,158,994
		Retirement Goal 2040 Fund	*	*	555,940
		Retirement Goal 2050 Fund	*	*	131,576

					35,338,968

	Principal Funds, Inc.	Principal Mid Capital S&P 400 Index Fund	*	*	539,326
	Principal Funds, Inc.	Principal Small Capital S&P 600 Index Fund	*	*	303,908
	American Funds	Growth Fund of America	*	*	4,621,883
	American Funds	EuroPacific Growth Fund	*	*	5,671,381
	American Century Investments	Nuveen Real Estate	*	*	426,050

					11,562,548

*	F.N.B. Corporation	Common stock — nonparticipant directed	$26,848,163		17,508,946
		Common stock — participant directed	*	*	4,245,624

					21,754,570

*	Participant Loans	Interest rates ranging from 4.00% to 9.25% maturing through 2015	*	*	2,284,445

					$86,595,533

*	Indicates party in interest to the Plan.

**	Column (d) has not been presented as this information is not applicable for participant-directed investments.

F.N.B. Corporation
Progress Savings 401(k) Plan
EIN #25-1255406   Plan #002
Schedule H, Line 4j — Schedule of Reportable Transactions
Year Ended December 31, 2010

					(h)
					Current
	(b)				Value of
	Description of Assets	(c)	(d)	(g)	Asset on	(i)
(a)	Including Interest Rate and	Purchase	Selling	Cost of	Transaction	Net Gain
Identity of Party Involved	Maturity in Case of a Loan	Price	Price	Asset	Date	or (Loss)

Category (iii) — Series of transactions in excess of 5% of plan assets

FNB Corporation	Common Stock	$6,933,602	$—	$6,933,302	$6,933,602	$—
FNB Corporation	Common Stock	$—	$3,280,435	$4,021,682	$3,280,435	$(741,247)
There were no category (i), (ii), or (iv) reportable transactions during 2010.
Columns (e) and (f) have not been presented as this information is not applicable.